UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 14, 2010

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 Wewatta Street

Denver, CO 80202

(Address of principal executive offices including Zip Code)

(303) 405-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

DaVita Inc. (the “Company”) will locate its new permanent headquarters building in downtown Denver, Colorado.

The Company’s new headquarters will total more than 270,000 square feet. The Company has acquired the land at a cost of about $11 million and the estimated construction costs will be approximately $90 million. Construction is scheduled to begin in early 2011 and the Company expects to begin occupying the building in the second half of 2012. The new headquarters will house not only a variety of corporate functions, but also training facilities. Thousands of the Company’s employees will travel to Denver each year to attend DaVita University. The Company expects this headquarters to save costs over time through absorbing future growth, reducing travel cost, and reducing the cost of teammate training.

Following a one-year search for suitable headquarters space in downtown Denver, the Company determined that existing office space would not meet its needs and that leasing and retrofitting an existing space would be more expensive than building a headquarters that meets the Company’s long term business requirements. The Company will own the building initially, as the Company’s cost to borrow is significantly lower than the implied capital cost under a lease. Going forward, the Company will monitor market conditions and will pursue alternative financing arrangements as soon as they are to the economic advantage of the Company’s stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: July 15, 2010	By:	/s/ Kim M. Rivera
Kim M. Rivera
Vice President, General Counsel & Secretary